Exhibit 5.1

[NautaDutilh N.V. Letterhead]

P.O. Box 7113

1007 JC Amsterdam	Amsterdam, May 15, 2017.

Beethovenstraat 400	To the Company

1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to Playa in connection with the Transactions and are now acting as legal counsel as to Netherlands law to the Company as Playa’s legal successor.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon drafts of the Reviewed Documents and drafts or pdf copies, as the case may be, of the Corporate Documents and we have assumed that the Reviewed Documents shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter is based on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and shall be subject to the general terms and conditions of NautaDutilh, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned and (iv) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	drafts of documents reviewed by us will be signed or will become effective in the form of the drafts of those documents as described in Exhibit B and Exhibit C, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been or shall be filed with, and has been or shall be declared effective by, the SEC in the form of the draft thereof as described in Exhibit B;

c.	all Awards have been or shall be validly granted by the corporate body authorized to do so, (ii) the Awards have been or shall be validly granted and accepted in accordance with the terms and conditions stipulated by or pursuant to the Plan, (iii) any pre-emption rights in respect of the granting of Awards have been or shall be validly excluded by the corporate body authorized to do so, (iv) upon each issuance of Plan Shares, the relevant Award to subscribe for such Plan Shares has been validly exercised in accordance with the terms and conditions applicable to such Award and (v) all Resolutions are and shall be valid and in full force and effect;

d.	the Deed of Incorporation is a valid notarial deed;

e.	(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the Resolutions and (ii) the Current Articles are the Articles of Association as they will be in force at each Relevant Moment;

f.	the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign (except pursuant to the execution of the Deed of Conversion), (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

g.	all holders of Awards are individuals and none of them have (i) deceased, (ii) had their respective assets placed under administration (onder bewind gesteld), (iii) been declared bankrupt (failliet verklaard), (iv) been granted a suspension of payments (surseance van betaling verleend), or (v) been made subject to similar proceedings in any jurisdiction or otherwise been limited in their power to dispose of their respective assets;

h.	the Resolutions shall be in full force and effect;

i.	the authorised share capital (maatschappelijk kapitaal) of the Company allows for the grant of the Awards and the issuance of Plan Shares pursuant to the exercise thereof;

j.	no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Company;

k.	none of the members of the Board has or shall have a direct or indirect personal interest which conflicts with the interest of the Company and the business connected with it in respect of any of the Resolutions;

l.	at each Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing; and

m.	none of the opinions stated in this opinion letter will be affected by any foreign law.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Plan Shares

2.	Subject to receipt by the Company of payment in full for the Plan Shares as provided for in the Plan, and when issued and accepted in accordance with the Plan, the Plan Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	The opinion expressed in paragraph 1 (Corporate Status) must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in them.

C.	Pursuant to Section 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that, by entering into the Reviewed Documents, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.	The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

F.	If Awards are freely transferable, the granting of Awards could constitute the offering of securities to the public in the European Economic Area, which is prohibited unless, with respect to that offering, a prospectus has been made generally available which has been approved by the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) or by another competent regulatory authority of another Member State of the European Economic Area.

G.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten), as they may read from time to time.

“Awards”	Any right to subscribe for Plan Shares pursuant to the terms and conditions of the Plan.

“Board”	The Company’s board of directors (bestuur).

“Commercial Register”	The Netherlands Commercial Register (handelsregister).

“Company”	Playa Hotels & Resorts N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 67450628.

“Corporate Documents”	The documents listed in Exhibit B.

“Current Articles”	The Articles of Association as they read after the execution of the Deed of Merger.

“Deed of Conversion”	The deed of conversion of the Company’s legal form and amendment to the Articles of Association executed on March 10, 2017.

“Deed of Incorporation”	The deed of incorporation (akte van oprichting) of the Company, dated December 9, 2016.

“Deed of Merger”	The deed of merger between the Company, as surviving company, and Playa, as disappearing company, dated March 11, 2017.

“Exhibit”	An exhibit to this opinion letter.

“Extract”	An extract from the Commercial Register relating to the Company, dated the date of this opinion letter.

“Insolvency Registers”

i.       The online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

ii.      the bankruptcy clerk’s office of the relevant court.

“NautaDutilh”	NautaDutilh N.V.

“NCC”	The Netherlands Civil Code (Burgerlijk Wetboek).

“Plan Shares”	The 4,000,000 Shares available for issuance under the Plan.

“Plan”	The Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan filed or to be filed as an exhibit to the Registration Statement.

“Registration Statement”	The registration statement on Form S-8 filed or to be filed with the SEC in connection with the Transactions on or about the date of this opinion letter.

“Relevant Moment”	Each time when Awards are granted or Plan Shares are issued.

“Resolutions”	Any resolutions adopted by the relevant corporate body or corporate bodies of the Company in connection with the granting of Awards (including the exclusion of any pre-emption rights in connection therewith) and/or the issuance of the Plan Shares.

“Reviewed Documents”	The draft documents listed in Exhibit C.

“SEC”	The United States Securities and Exchange Commission.

“Shares”	Ordinary shares in the Company’s capital, having a nominal value of EUR 0.10 each.

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“Transactions”	the transactions contemplated by that certain transaction agreement dated December 13, 2016, entered into between the Playa, the Company, Pace Holdings Corp., and New PACE Holdings Corp., as amended.

“Playa”	Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), registered with the Commercial Register under number 57593590.

EXHIBIT B

LIST OF CORPORATE DOCUMENTS

1.	the Deed of Incorporation;

2.	the Deed of Conversion;

3.	the Deed of Merger;

4.	the Current Articles;

5.	the Extract; and

6.	the Registration Statement.

EXHIBIT C

LIST OF REVIEWED DOCUMENTS

1.	The Plan.